SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            -------------------------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                          GLOBETEL COMMUNICATIONS CORP.
             (Exact name of registrant as specified in its charter)

                Delaware                                         88-0292161
(State of incorporation or organization)                      (I.R.S. Employer
                                                             Identification No.)

9050 Pines Blvd. Suite 110, Pembroke Pines, FL                     33024
                                                                (Zip Code)


        Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class                          Name of each exchange on which
     to be so registered                          each class is to be registered

Common Stock, par value $.00001                       American Stock Exchange

      If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. |X|

      If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. |_|

      Securities Act registration statement file number to which this form relates: ______________ (If applicable)

      Securities to be registered pursuant to section 12(g) of the Act:

                     --------------------------------------
                                (Title of Class)

Item 1. Description of Registrant's Securities to be Registered.

Upon effectiveness of a reverse split of 1 for 15 as authorized by the Board of Directors and the shareholders of the corporation, we will have authorized capital stock of 100 million shares of common stock, $0.00001 par value. As of the date of this filing, we have 73,751,240 (split adjusted) shares of common stock issued and approximately 24,000 shareholders.

All shares are fully paid and non-assessable. All shares are equal to each other with respect to voting, liquidation, and dividend rights. Special shareholder meetings may be called by the Board of Directors, the Chairman of the Board, the President or any Vice-President. Holders of shares are entitled to one vote at any shareholder's meeting for each share they own as of the record date set by the board of directors. Holders of shares are entitled to receive such dividends as may be declared by the board of directors out of funds legally available therefore, and upon liquidation are entitled to participate in a distribution of assets available for such distribution to shareholders. There are no conversion, preemptive, redemption or other subscription rights or privileges with respect to any share, except for registration rights granted to a certain number of shareholders. Reference is made to our certificate of incorporation and bylaws as well as to the applicable statutes of the State of Delaware for a more complete description of the rights and liabilities of holders of shares. It should be noted that our bylaws may be amended by the board of directors without notice to the shareholders. Our shares do not have cumulative voting rights, which mean that the holders of more than fifty percent (50%) of the shares voting for election of directors may elect all the directors if they choose to do so. In such event, the holders of the remaining shares aggregating less than fifty percent (50%) will not be able to elect directors. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Item 2.  Exhibits.

      3.1   Articles of Incorporation and Amendment to Articles of Incorporation

      3.2   Bylaws

                                   SIGNATURES

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                              Globetel Communications Corp.


                                              By: /s/ Timothy Huff
                                                 -------------------------------
                                                 Timothy Huff
                                                 Chief Executive Officer

Date: May 20, 2005